SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 30, 2013

DESERT HAWK GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-169701	82-0230997
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1290 Holcolm Avenue, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (775) 787-8198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement.

On April 30, 2013, we entered into a Seventh Amendment (the “Seventh Amendment”) to our Investment Agreement with DMRJ Group I, LLC (“DMRJ Group”), which further amended the Investment Agreement, dated as of July 14, 2010, as previously amended (the “Investment Agreement”), pursuant to which, among other things, DMRJ Group has made available to us a senior secured term loan credit facility of up to $6,500,000.  The Seventh Amendment allows us to make a further request for term loan advances under the Investment Agreement of up to $100,000.  These proceeds may be used by us for working capital and ordinary general corporate purposes.  The maturity date of this and all prior advances is now set at June 30, 2013.  All advances permitted under this Seventh Amendment will bear interest at a rate of 2% per month.  As of the date of the Seventh Amendment the total principal and interest owed by the Company under the Investment Agreement are $6,740,352, plus fees and expenses.  Effectiveness of the Seventh Amendment was conditioned upon the resignation of Robert E. Jorgensen as an officer and director of Desert Hawk.

On June 18, 2013, we entered into an agreement with Eric Moe, one of our directors, to terminate the consulting agreement dated September 1, 2010, as amended on May 3, 2011, between him and our company.  Under the terms of the termination agreement, we have agreed to pay Mr. Moe a severance fee of $70,000 at the rate of $5,000 per month beginning with the first month following the date on which we receive funding for our mining project after receipt of necessary mining permits.  Mr. Moe has agreed to voluntarily resign as a director and any office held by him upon our receipt of the funding.  The effective date of the termination of the consulting agreement was made retroactive to April 30, 2013.  Pursuant to the terms of the termination agreement, we have agreed to indemnify Mr. Moe to the fullest extent provided by Nevada law for his service as a director or consultant.

On June 24, 2013, we entered into an agreement with Robert E. Jorgensen, one of our directors, to terminate the employment agreement dated September 1, 2010, as amended on May 3, 2011, between him and our company. Under the terms of the termination agreement, we have agreed to pay Mr. Jorgensen a severance fee of $120,000 at the rate of $6,000 per month beginning with the first month following the date on which we receive funding for our mining project after receipt of necessary mining permits.  We also agreed to issue to him 150,000 shares of common stock as a severance benefit.  The effective date of the termination of the consulting agreement was made retroactive to April 30, 2013.  Pursuant to the terms of the termination agreement, we have agreed to indemnify Mr. Jorgensen to the fullest extent provided by Nevada law for his service as an officer, director or employee.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 1, 2013, we received $50,000 and on June 26, 2013, we received another $50,000 from DMRJ Group pursuant to the Seventh Amendment disclosed in response to Item 1.01 above.

Item 3.02

Unregistered Sales of Equity Securities.

On June 24, 2013, we issued 150,000 shares of our common stock to Robert E. Jorgensen in connection with the termination agreement entered into with him on that date.  These shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  Mr. Jorgensen, as a director of the company at the time, was an accredited investor as defined in Regulation D.  No underwriting discounts or commissions were paid in connection with the preferred stock transaction.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

In connection with the execution of his termination agreement, Robert E. Jorgensen resigned as a director of our company, reducing the number of directors to four persons.  The board has not determined whether or when it will fill the vacancy on the Board of Directors caused by the resignation of Mr. Jorgensen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desert Hawk Gold Corp.

Date:  June 27, 2013

By  /s/ Rick Havenstrite

Rick Havenstrite, President

3